MORGENSTERN, SVOBODA, & BAER CPA’s, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

40 Exchange Place, Suite 1820

New York, NY 10005

TEL: (212) 925-9490

FAX: (212) 226-9134

E-MAIL: MSBCPAS@gmail.COM

June 30, 2009

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Sinocom Pharmaceutical, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated June 30, 2009 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Morgenstern, Svoboda & Baer, CPA’s.

Sincerely,

/s/Morgenstern, Svoboda & Baer, CPA’s